UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

FBL FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Class A common stock, without par value Class B common stock, without par value Class B preferred stock, without par value
(2)

Aggregate number of securities to which transaction applies:

9,594,505 shares of Class A common stock (which amount includes (i) 9,425,790 shares of Class A common stock issued and outstanding as of the date hereof and (ii) restricted stock units granted with respect to an additional 168,715 shares of Class A common stock as of the date hereof); and 1,404 shares of Class B common stock

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (1) 9,594,505 shares of Class A common stock (which amount includes (i) 9,425,790 shares of Class A common stock issued and outstanding as of the date hereof and (ii) restricted stock units granted with respect to an additional 168,715 shares of Class A common stock as of the date hereof) and (2) 1,404 shares of Class B common stock, multiplied by $61.00 per share of Class A common stock and Class B common stock (excluding shares of Class A common stock and Class B common stock (i) held by IFBF, Merger Sub or Parent or (ii) held by the Company in treasury or held by any wholly owned subsidiary of the Company). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001091.

	(4)	Proposed maximum aggregate value of transaction: $585,350,449
	(5)	Total fee paid: 0.0001091 x $585,350,449 = $63,861.73 (includes $58,620.54 previously paid on February 12, 2021 on Schedule 14A and $5,241.20 paid concurrently with this proxy supplement)

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $58,620.54
	(2)	Form, Schedule or Registration Statement No.: Preliminary Proxy Statement on Schedule 14A
	(3)	Filing Party: FBL Financial Group, Inc.
	(4)	Date Filed: February 12, 2021

Vote FOR $61.00 Per Share Cash Merger Proposal

Amended Merger Agreement Increases Purchase Price by $5.00, or 8.9%, Per Share

Transaction Offers Compelling Value for Unaffiliated Shareholders with 63.8% Premium to the Company’s Unaffected Closing Stock Price

Vote the Enclosed Proxy Card Today

May 10, 2021

Dear Shareholder,

On May 3, 2021, FBL Financial Group, Inc. (the “Company”) announced that it had entered into an amendment (the “Amendment”) to the previously entered into merger agreement (the “Original Merger Agreement”) with Farm Bureau Property & Casualty Insurance Company (“Parent”) and 5400 Merger Sub, Inc. (“Merger Sub”). Under the terms of the merger agreement (as amended by the Amendment, the “Amended Merger Agreement”), each outstanding Class A common share and Class B common share of the Company that is not currently controlled by Parent or the Iowa Farm Bureau Federation (“IFBF”) (other than shares held by the Company in treasury or by any wholly-owned Company subsidiary, or held by Merger Sub or Parent, or held by holders who have properly exercised dissenters’ rights under applicable Iowa law) will be converted into the right to receive $61.00 in cash, without interest and less any required withholding taxes.

The Amended Merger Agreement provides for an increase of $5.00 per share, or 8.9%, in cash consideration to unaffiliated shareholders, over the previously agreed upon $56.00 per share, and a 63.8% premium to the Company’s unaffected closing stock price on September 3, 2020.

This increase in value follows significant engagement with certain unaffiliated shareholders. In conjunction with the Amendment, the Company, Parent and IFBF have entered into a cooperation and support agreement with unaffiliated shareholders Ronald Bobman (“Mr. Bobman”) and Capital Returns Management, LLC (“CRM” and, together with Mr. Bobman and CRM’s and Mr. Bobman’s respective affiliates, the “CRM Parties”) pursuant to which the CRM Parties agreed to support the transaction.

The Special Committee of the Company’s Board of Directors believes that the immediate, certain premium provided by the Amended Merger Agreement represents a compelling value that is in the best interest of the Company’s unaffiliated shareholders.

Time is Short — Vote FOR the Merger Today

The Special Meeting of shareholders to approve the Amended Merger Agreement will be reconvened on Friday, May 21, 2021 at 10:00 a.m., Central Time. The record date for voting at the Special Meeting remains March 11, 2021.

Shareholders that previously voted “FOR” the Original Merger Agreement proposal do not need to vote again unless they wish to change their vote. Shareholders that previously voted against or abstained on the merger proposal or that did not vote are strongly recommended to vote “FOR” the Amended Merger Agreement proposal and the certain value of $61.00 in cash.

To ensure you receive the premium cash value this transaction provides, we strongly urge shareholders to vote “FOR” the Amended Merger Agreement.

Sincerely,

The Special Committee of the Board of Directors of FBL Financial Group, Inc.

If you have any questions or need assistance in completing the proxy card, please contact our proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, Floor 24

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (877) 629-6357

Email: info@okapipartners.com

5400 University Avenue

West Des Moines, Iowa 50-5997

Supplement to the Proxy Statement for

the Special Meeting of Shareholders

to be Held on May 21, 2021

This supplement (this “Supplement”) supplements the disclosures contained in the definitive proxy statement (the “Definitive Proxy Statement”), filed by FBL Financial Group, Inc., an Iowa corporation (“the “Company” or “FBL”), with the Securities and Exchange Commission (the “SEC”) on March 17, 2021 in connection with a special meeting of the shareholders of the Company. The purpose of the special meeting is to consider and vote upon, among other things, a proposal to adopt the Agreement and Plan of Merger, dated as of January 11, 2021 (the “Original Merger Agreement”), as amended by Amendment No. 1 thereto, dated as of May 2, 2021 (the “Amendment” and, the Original Merger Agreement, as so amended, the “Amended Merger Agreement”), by and among Farm Bureau Property & Casualty Insurance Company, an Iowa domiciled stock property and casualty insurance company (“Parent”), 5400 Merger Sub, Inc., an Iowa corporation (“Merger Sub”) and the Company. Pursuant to the Original Merger Agreement, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Iowa law as the surviving corporation in the merger. Parent and the Iowa Farm Bureau Federation (“IFBF”) will collectively own 100% of the capital stock of the surviving corporation following the transactions contemplated by the Original Merger Agreement and the Rollover Agreement (as defined in the Original Merger Agreement). The Definitive Proxy Statement was first mailed to the stockholders of the Company on March 17, 2021.

This Supplement updates the Definitive Proxy Statement to reflect certain developments that occurred after March 17, 2021, the date of the Definitive Proxy Statement. In particular, this Supplement describes (i) the Company’s previously announced adjournment of the special meeting, (ii) the terms of the Amendment, including the increase in the merger consideration to $61.00 per share from $56.00 per share, and (iii) the Company’s entry into the Cooperation and Support Agreement, dated May 2, 2021, by and among Parent, the Company, IFBF, Ronald Bobman (“Mr. Bobman”) and Capital Returns Management, LLC (“CRM” and, together with Mr. Bobman and CRM’s and Mr. Bobman’s respective affiliates, “CRM Parties”).

The information contained in this Supplement speaks only as of May 10, 2021, unless the information specifically indicates that another date applies.

After careful consideration, the Special Committee unanimously determined that the transactions contemplated by the Amended Merger Agreement, including the merger, are fair to, and in the best interests of, the Company and Public Shareholders (as defined in the Definitive Proxy Statement), and unanimously recommended that the Board of Directors of the Company (the “Board”) approve and declare advisable the Amended Merger Agreement, and the transactions contemplated thereby, including the merger, and that the Company’s common shareholders vote “FOR” the adoption of the Amended Merger Agreement, as may be further amended in accordance with its terms. Based in part on that recommendation, and after careful consideration, the Board unanimously determined that the Amended Merger Agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of the Company and the Public Shareholders. The Board unanimously recommends that you vote “FOR” the adoption of the Amended Merger Agreement and “FOR” the advisory vote to approve the compensation of the Company’s named executive officers in connection with the merger.

Shareholders that previously voted “FOR” the proposal to adopt the Amended Merger Agreement do not need to vote again unless they wish to change their vote. Shareholders that previously voted against or abstained on the proposal to adopt the Amended Merger Agreement or that did not vote by proxy are strongly recommended to vote “FOR” the proposal to adopt the Amended Merger Agreement and the certain value of $61.00 per share in cash, without interest. A proxy card is included with this Supplement.

The date of this Supplement to the Definitive Proxy Statement is May 10, 2021.

INTRODUCTION AND EXPLANATORY NOTE

Except as described in this proxy supplement (this “Supplement”), the information provided in the Definitive Proxy Statement dated March 17, 2021, which we refer to in this Supplement as the “Definitive Proxy Statement,” previously mailed to shareholders of FBL Financial Group, Inc. on or about March 17, 2021, continues to apply. This Supplement, the annexes to this Supplement and the documents referred to in this Supplement should be read in conjunction with the Definitive Proxy Statement, the annexes to the Definitive Proxy Statement and the documents referred to in the Definitive Proxy Statement, each of which should be read in its entirety. To the extent that information in this Supplement differs from, updates or conflicts with information contained in the Definitive Proxy Statement, the information in this Supplement is more current and supersedes the information in the Definitive Proxy Statement. If you need another copy of the Definitive Proxy Statement, please contact our proxy solicitor, Okapi Partners, LLC (which we refer to as “Okapi”), in writing at 1212 Avenue of the Americas, Floor 24, New York, New York 10036, by toll-free telephone at (877) 629-6357, or by email at info@okapipartners.com. The Definitive Proxy Statement may also be found on the Internet at www.sec.gov. See the section entitled “Where You Can Find More Information” beginning on page S-6 of this Supplement. In this Supplement, the terms “we,” “us,” “our,” “the Company” and “FBL” refer to FBL Financial Group, Inc. and, where appropriate, its subsidiaries.

This Supplement is being mailed to Company shareholders who are entitled to vote at the special meeting of shareholders being held to consider, among other things, a proposal to approve the Agreement and Plan of Merger, dated as of January 11, 2021 (which we refer to as the “Original Merger Agreement”), by and among the Company, Farm Bureau Property & Casualty Insurance Company, an Iowa domiciled stock property and casualty insurance company (which we refer to as “Parent”), and 5400 Merger Sub, Inc., an Iowa corporation and wholly owned subsidiary of Parent (which we refer to as “Merger Sub”), as amended by Amendment No. 1 thereto, dated as of May 2, 2021 (which we refer to as the “Amendment” and the Original Merger Agreement, as so amended, the “Amended Merger Agreement”), by and among the Company, Parent and Merger Sub, and the merger of Merger Sub with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company will continue as the surviving corporation of the merger (which we refer to as the “surviving corporation”). All holders of record of shares of Class A common stock, without par value (the “Class A common shares”), Class B common stock, without par value (“Class B common shares”, and together with the Class A common shares, the “common shares”) and Series B cumulative voting preferred stock, without par value (the “Series B preferred shares”) of the Company as of the close of business on March 11, 2021 (which we refer to as the “record date”), are entitled to vote at the special meeting and any adjournments or postponements thereof. The Company intends to mail this Supplement and the accompanying proxy card on or about May 10, 2021 to all shareholders entitled to vote.

We urge you to read carefully this Supplement, together with the Definitive Proxy Statement.

SUPPLEMENTAL DISCLOSURES

The information contained in this Supplement is incorporated by reference into the Definitive Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this Supplement shall supersede or supplement the information in the Definitive Proxy Statement and the Supplement. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement.

QUESTIONS AND ANSWERS RELATED TO THE SPECIAL MEETING AND AMENDED MERGER AGREEMENT

The following questions and answers briefly address questions you may have regarding the special meeting on May 21, 2021 starting at 10:00 a.m., Central Time at the Company’s headquarters at 5400 University Avenue, West Des Moines, Iowa 50266 and questions you may have in connection with the Company’s entry into the Amended Merger Agreement.

Q:	Why are you sending me this Supplement?

A:	We are sending you this Supplement because, on May 2, 2021, the Company entered into the Amendment. This Supplement provides information on the merger and updates the Definitive Proxy Statement that was previously mailed to you.

Q:	What are the Company’s reasons for amending the merger agreement?

A:	On April 29, 2021, based on a preliminary assessment of proxies received by Okapi Partners, LLC, the Company’s proxy solicitor, it appeared that proxies from at least a majority of all outstanding common shares held by all of the holders of outstanding common shares excluding IFBF and its affiliates, Parent and its affiliates, and the directors and officers of IFBF, Parent and their respective affiliates (the “Public Shareholders”) had not been obtained. However, the Company did obtain shareholder support to adjourn the special meeting to allow for additional time to solicit proxies for the proposal to approve the Original Merger Agreement. Accordingly, on April 29, 2021, the Company adjourned the special meeting to May 21, 2021. Subsequently, following significant engagement with the Public Shareholders and negotiations between the advisors of Parent and the Special Committee, Parent offered an increase in the merger consideration to $61.00 per share in cash, without interest and less any required withholding taxes, from $56.00 per share in cash, without interest and less any required withholding taxes. All subsequent references to the dollar value of the per-share merger consideration in this Supplement, whether $56.00 per share (before giving effect to the Amendment) or $61.00 per share (after giving effect to the Amendment), are without interest and less any required withholding taxes.

Q:	What will I now receive in the merger?

A:	If the merger is completed, you hold your shares through the effective time of the merger and you do not exercise your appraisal rights, or withdraw, fail to perfect or otherwise lose your appraisal rights under Iowa law (as explained in the “Dissenters’ Rights to Appraisal” section on page 121 of the Definitive Proxy Statement), you will be entitled to receive the merger consideration of $61.00 per share in cash for each common share that you own. You will not be entitled to retain or receive shares in the surviving corporation.

Q:	What are the significant amendments to the Original Merger Agreement?

A:	The Original Merger Agreement was amended to, among other things, (i) increase the per share merger consideration to be paid to the Company’s shareholders to $61.00 per share in cash from $56.00 per share in cash (ii) increase the termination fee that Parent is entitled to receive from the Company if Parent terminates the Amended Merger Agreement following (a) an adverse company recommendation or (b) the Company’s willful and material breach of its non-solicitation or related covenants under the Amended Merger Agreement from $18,477,300 in the Original Merger Agreement to $20,127,058 in the Amended Merger Agreement, (iii) decrease the maximum percentage of common shares that can exercise appraisal rights with respect to satisfying a condition precedent to the consummation of the merger from 7% to 5% and (iv) provide that the Company shall reimburse Parent for $5,279,229 in expenses if the Amended Merger Agreement is terminated by Parent or the Company because the required shareholder vote is not obtained.

Q:	Does our Board of Directors still support the merger?

A:	Yes. The Board of Directors, based in part on the unanimous recommendation of the Special Committee, unanimously recommends that you vote:

•	“FOR” the adoption of the Amended Merger Agreement; and

•	“FOR” the proposal to approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger.

Q: Which proposals will I be asked to vote on at the special meeting?

A:	You will be asked to vote on the following proposals:

•	to adopt the Amended Merger Agreement; and

•	to approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger.

You should read “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 30 of the Definitive Proxy Statement, as well as Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page S-12 of this Supplement for a discussion of the factors that the Special Committee and the Board of Directors considered in deciding to recommend and/or approve, as applicable, the Amended Merger Agreement.

Q:	Where and when is the special meeting?

A:	The special meeting will take place on May 21, 2021, starting at 10:00 a.m. Central Time, at the Company’s headquarters at 5400 University Avenue, West Des Moines, Iowa 50266.

Q:	Who can vote at the special meeting?

A:	The record date for determining who is entitled to vote at the special meeting has not changed. We have set the close of business on March 11, 2021 for determining those shareholders of record who are entitled to notice of, and to vote at, the special meeting.

Q:	What is the required vote to approve the Amended Merger Agreement?

A:	The consummation of the merger is conditioned upon the approval of a resolution to adopt the Amended Merger Agreement by the affirmative vote of (i) holders of at least a majority of all outstanding Class A common shares and Series B preferred shares, voting together as a single class, (ii) holders of at least a majority of all outstanding Class B common shares and (iii) holders of at least a majority of all outstanding Common Shares held by all of the holders of outstanding Common Shares (excluding IFBF and its affiliates, Parent and its affiliates, and the directors and officers of IFBF, Parent and each of their respective affiliates). Pursuant to our Fifth Restated Bylaws, as amended, and Restated Articles of Incorporation, holders of common shares are entitled to one vote per share and holders of Series B preferred shares are entitled to two votes per share on matters for which holders of such shares are entitled to vote. The approval of the proposal to adopt the Amended Merger Agreement is a condition to the parties’ obligations to consummate the merger. Under the Rollover Agreement (as defined in the Amended Merger Agreement and as amended on May 2, 2021), Parent and IFBF, as holders of approximately 61.4% of the outstanding common shares as of March 11, 2021, agreed, upon the terms and subject to the conditions set forth in the Rollover Agreement, to vote all such shares that they own in favor of adoption of the Amended Merger Agreement, and the presence of these shares assures a quorum at the special meeting. A failure to vote your common shares on the merger or an abstention from voting on the merger will have the same effect as a vote “against” the merger for purposes of each required shareholder vote.

Q:	What if I already voted using the WHITE proxy and voting instruction card you sent me earlier?

A:	First, carefully read and consider the information contained in this Supplement, including the annexes, and the Definitive Proxy Statement. If you have already delivered a properly executed WHITE proxy and voting instruction card, you will be considered to have voted on the Amended Merger Agreement, and you do not need to do anything unless you wish to change your vote.

Shareholders that previously voted “FOR” the proposal to adopt the Original Merger Agreement do not need to vote again unless they wish to change their vote. Shareholders that previously voted against or abstained on the proposal to adopt the Original Merger Agreement or that did not vote are strongly recommended to vote “FOR” the proposal to adopt the Amended Merger Agreement proposal and the certain value of $61.00 per share in cash.

Q:	What if I already voted using the gold proxy and voting instruction card sent to me by the CRM Parties (as defined below)?

A:	Ronald Bobman (“Mr. Bobman”) and Capital Returns Management, LLC (“CRM” and, together with Mr. Bobman and CRM’s and Mr. Bobman’s respective affiliates, the “CRM Parties”) have withdrawn their proxy solicitation and agreed not to vote or deliver any proxies that they received. You may have previously received a gold proxy and voting instruction card from the CRM Parties. If you have not already voted or wish to change your vote, you are urged to discard any gold cards that you may have received from the CRM Parties and instead vote on the WHITE proxy and voting instruction card provided by the Company to ensure that your vote is counted.

Q:	Can I revoke my proxy and voting instructions?

A:	Yes. You can revoke your proxy and voting instructions at any time before your proxy is voted at the special meeting. If you are a shareholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing to Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266, by submitting a new proxy, including a proxy and voting instruction card, by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked, or by attending the special meeting and voting in person (but simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your common shares of the Company in “street name” and you have instructed a broker, bank or other nominee to vote your common shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Only your last submitted proxy and voting instruction card will count. You do not need to contact CRM to revoke any proxy you may have previously given by submitting a proxy and voting instruction card sent to you by CRM. Your submission of your vote on the WHITE proxy and voting instruction card provided by the Company is sufficient to revoke any proxy and voting instruction card sent to you by CRM that you may have previously submitted.

Q:	What do I do if I have not voted yet?

A:	We urge you to read the information contained in this Supplement, including the annexes, and the Definitive Proxy Statement, as well as the related amendment to Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the merger affects you.

If you are a shareholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via mail, by completing, signing, dating and mailing your proxy and voting instruction card and returning it in the envelope provided.

If you hold your shares of common stock of the Company in “street name” through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your shares of common stock. Without those instructions, your shares of common stock of the Company will not be voted, which will have the same effect as voting against adoption of the Amended Merger Agreement.

Q:	Whom can I call with questions?

A:

If you have more questions about the merger, or require assistance in submitting your proxy or voting your common stock or need additional copies of the proxy statement or the enclosed proxy and voting instruction card(s), please contact Okapi Partners, LLC, which is acting as the proxy solicitation agent and information agent in connection with the merger.

Okapi Partners, LLC

1212 Avenue of the Americas, Floor 24

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (877) 629-6357

Email: info@okapipartners.com

If your broker, bank or other nominee holds your common stock, you can also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Supplement, and the documents incorporated by reference in this Supplement, contain forward-looking statements (or forward-looking information). When we use words such as “anticipate,” “intend,” “plan,” “seek,” “believe,” “may,” “could,” “will,” “should,” “would,” “could,” “estimate,” “continue,” “predict,” “potential,” “project,” “expect,” or similar expressions, we do so to identify forward- looking statements. Forward-looking statements are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control, including general economic and market conditions, industry conditions, operational and other factors. Actual results may differ materially from those expressed or implied in these statements contained in this Supplement as a result of significant risks and uncertainties, including, but not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Amended Merger Agreement;

•	the inability to obtain the required shareholder vote for the merger or the failure to satisfy other conditions to completion of the merger;

•	the risk that shareholder litigation in connection with the merger may result in significant costs of defense, indemnification and liability;

•	risks that the merger disrupts current plans and operations;

•	the ability to recognize the benefits of the merger;

•	the amount of the costs, fees, and expenses and charges related to the merger;

•	changes in interest rates;

•	changes in laws and regulations;

•	differences between actual claims experience and underwriting assumptions;

•	relationships with Farm Bureau organizations;

•	adverse results from litigation;

•	the ability to attract and retain sales agents; and

•	the impact of the COVID-19 pandemic and any future pandemics.

Additional information about these and other risks and uncertainties is contained in FBL Financial Group’s filings with the SEC, including FBL Financial Group’s Annual Report on Form 10-K and FBL Financial Group’s quarterly reports on Form 10-Q. See “Where You Can Find Additional Information” beginning on page S-6. The statements in this Supplement speak only as of the date of this Supplement, and we undertake no obligation or intention to update or revise any forward-looking statement, whether as a result of new information, changes in assumptions, future developments or otherwise, except as may be required by law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, pursuant to the Exchange Act. In connection with the proposed merger transaction, on March 17, 2021, we filed with the Securities and Exchange Commission (the “SEC”) the Definitive Proxy Statement, which was mailed on or about March 17, 2021. This Supplement is not a substitute for the Definitive Proxy Statement or any other document that we may file with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS IN AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THIS PROXY SUPPLEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. Those filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of any document filed by us at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our filings, is also available on our website at https://fblfinancial.com. The information contained on or accessible through our website is not part of this Supplement, other than the documents that we file with the SEC that are incorporated by reference into this Supplement.

Because the merger may be deemed a “going-private” transaction, Parent, IFBF, the Company, Merger Sub and the other filing persons named therein have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into this Supplement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Supplement, and with respect to this Supplement but not with respect to the Schedule 13E-3, later information that we file with the SEC will update and supersede such information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed is not deemed to be incorporated by reference into this Supplement. We incorporate by reference the documents listed below and, with respect to this Supplement but not with respect to the Schedule 13E-3, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Supplement and prior to the date of the special meeting:

•	our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2020 filed on February 25, 2021 and amended by the Amendment No. 1 on Form 10-K/A filed on April 29, 2021; and

•	our Current Reports on Form 8-K filed on January 11, 2021, April 19, 2021, May 3, 2021 (solely with respect to the Form 8-K containing Items 1.01, 8.01 and 9.01 and the Form 8-K containing Items 5.07, 8.01 and 9.01).

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Supplement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This Supplement is dated as of May 10, 2021. You should not assume that the information contained in his Supplement is accurate as of any date other than that date, and the mailing of this Supplement to shareholders will not create any implication to the contrary.

ADJOURNMENT OF SPECIAL MEETING

On April 29, 2021, the Company adjourned the special meeting originally scheduled for April 29, 2021 to May 21, 2021. The adjournment was based in part on the determination that the Company had not obtained the affirmative vote of at least a majority of the Public Shareholders.

The reconvened special meeting on May 21, 2021 at 10:00 a.m. (Central Time) will be held at the Company’s headquarters at 5400 University Avenue, West Des Moines, Iowa 50266. The record date for shareholders entitled to vote at the special meeting remains March 11, 2021.

SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT

On May 2, 2021, the Company, Parent and Merger Sub entered into the Amendment. The Definitive Proxy Statement includes the Original Merger Agreement attached as Annex A-1, and also includes a summary of the Original Merger Agreement beginning on page 83 of the Definitive Proxy Statement.

The material provisions of the Amendment summarized below and elsewhere in this Supplement are qualified in their entirety by reference to the Amendment, a copy of which is attached to this Supplement as Annex A-1, which is incorporated by reference in this Supplement. This summary does not purport to be complete and may not contain all of the information about the Amendment that is important to you. We encourage you to read the Amendment carefully in its entirety.

Increase in Merger Consideration

Pursuant to the Amendment, each outstanding common share that is not currently controlled by Parent or Iowa Farm Bureau Federation, an Iowa non-profit corporation (“IFBF”), (other than shares held by the Company in treasury or by any wholly-owned Company subsidiary, or held by Merger Sub or Parent, or held by holders who have properly exercised dissenters’ rights under applicable Iowa law) will be converted into the right to receive $61.00 per common share in cash, an increase of $5.00 above the previous merger consideration of $56.00 per common share.

Increase in Termination Fee and Expense Reimbursement; Expense Reimbursement Trigger

The Amendment provides that Parent will be entitled to receive a termination fee of $20,127,059, an increase from the termination fee of $18,477,300 in the Original Merger Agreement, from the Company if Parent terminates the Amended Merger Agreement following (i) an adverse company recommendation or (ii) the Company’s willful and material breach of its non-solicitation or related covenants under the Amended Merger Agreement.

In addition, in the event the Amended Merger Agreement is terminated by Parent or the Company because the required shareholder vote is not obtained, the Company shall pay, or cause to be paid, to Parent $5,279,229, as a reimbursement of expenses.

Appraisal Rights Condition

Pursuant to the Amendment, it is a condition to Parent’s and Merger Sub’s obligations to consummate the merger that no more than 5% of the common shares issued and outstanding immediately prior to the effective time of the merger are dissenting shares (other than (i) any such dissenting shares that are held by (A) a rollover shareholder, Farm Bureau Mutual Holding Company, Farm Bureau Multi-State Services, Inc, Western Agricultural Insurance Company or FBL Insurance Brokerage, LLC or (B) the directors and officers of the persons and entities identified in the foregoing clause (A) or (ii) any such dissenting shares the holders of which have failed to perfect, have effectively withdrawn or which otherwise have lost their rights to appraisal under the IBCA), which is a decrease from the 7% threshold in the Original Merger Agreement.

SUMMARY OF AMENDMENT TO THE ROLLOVER AGREEMENT

On May 2, 2021, Merger Sub, Parent and IFBF entered into an amendment to the rollover agreement (the “Rollover Agreement Amendment”). The Definitive Proxy Statement includes the original Rollover Agreement attached as Annex A-2, and also includes a summary of the original Rollover Agreement beginning on page 65 of the Definitive Proxy Statement.

The material provisions of the Rollover Agreement Amendment summarized below are qualified in their entirety by reference to the Rollover Agreement Amendment, a copy of which is attached to this Supplement as Annex A-2, which is incorporated by reference in this Supplement. This summary does not purport to be complete and may not contain all of the information about the Rollover Agreement Amendment that is important to you. We encourage you to read the Rollover Agreement Amendment carefully in its entirety.

Under the terms of the Rollover Agreement (as amended by the Rollover Agreement Amendment), Parent and IFBF have each committed to contribute all of the common shares that they own to Merger Sub in exchange for shares of common stock of Merger Sub immediately prior to the closing of the Merger. In addition, (i) Parent will contribute $56.00 in cash per publicly-held common share in exchange for shares of common stock of Merger Sub, and (ii) IFBF will contribute $5.00 in cash per publicly-held common share in exchange for shares of non-voting preferred stock of Merger Sub

UPDATE TO BACKGROUND OF THE MERGER

The following information supplements the existing disclosures contained under the heading “Special Factors—Background of the Merger” beginning on page 20 of the Definitive Proxy Statement.

On February 12, 2021, the Company filed its preliminary proxy statement with the SEC. After review of the preliminary proxy statement by the staff of the SEC, the Company amended its proxy statement on March 11, 2021, and on March 17, 2021, the Company filed the Definitive Proxy Statement. Also on March 17, 2021, the Special Committee issued an open letter to the Company’s shareholders urging them to vote in favor the proposal to adopt the Original Merger Agreement. Over the course of March, the Special Committee met on each of March 1, 15, 26 and 31 with its advisors to receive updates regarding the shareholder solicitation.

On March 5, 2021, the CRM Parties filed a preliminary proxy statement with the SEC. On March 18, 2021, the CRM Parties filed their Definitive Proxy Statement to solicit votes to oppose the merger and issued an open letter to the Company’s shareholders urging them to vote against the proposal to adopt the Original Merger Agreement.

As previously disclosed, lawsuits relating to the merger were filed by purported shareholders of the Company as follows: (i) a lawsuit captioned Lynn Luckasson v. FBL Financial Group, Inc., et. al., No. 1:21-cv-03186, was filed on April 13, 2021 in the United States District Court for the Southern District of New York (the “Luckasson Lawsuit”); (ii) a lawsuit captioned Christopher Taylor v. FBL Financial Group, Inc., et. al., No. 1:21-cv-03260, was filed on April 14, 2021 in the United States District Court for the Southern District of New York (the “Taylor Lawsuit”); (iii) a lawsuit captioned Sam Carlisle v. FBL Financial Group, Inc., et. al., No. 1:21-cv-03319, was filed on April 15, 2021 in the United States District Court for the Southern District of New York (the “Carlisle Lawsuit”); (iv) a lawsuit captioned Denise Redfield v. FBL Financial Group, Inc., et. al., No. 2:21-cv-01795, was filed on April 16, 2021 in the United States District Court for the Eastern District of Pennsylvania (the “Redfield Lawsuit”); and (v) a lawsuit captioned Alex Ciccotelli v. FBL Financial Group, Inc., et al., No. 1:21-cv-03363, in the United States District Court for the Southern District of New York on April 16, 2021 (the “Ciccotelli Lawsuit”, together with the Luckasson Lawsuit, the Taylor Lawsuit, the Carlisle Lawsuit and the Redfield Lawsuit, the “Merger Litigation”).

The plaintiffs to the Merger Litigation allege that the Definitive Proxy Statement filed by the Company on March 17, 2021 omitted material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and certain rules promulgated thereunder. The lawsuits name as defendants the Company and its directors and seek, among other relief, injunctive relief.

On April 1, 2021, the Special Committee issued an open letter to the Company’s shareholders urging them to vote in favor of the proposal to adopt the Original Merger Agreement.

On April 5, 2021, the CRM Parties delivered an investor presentation to Institutional Shareholder Services (“ISS”), asking ISS to recommend that shareholders vote against the proposal to adopt the Original Merger Agreement.

On April 7, 2021, the Company delivered an investor presentation to ISS, which explained, among other things, why the merger was the result of a robust process and was the right transaction, at the right price, at the right time. In addition, on April 9, 2021, the Company delivered a supplemental presentation to ISS.

Over the course of the next week, members of the Special Committee, along with representatives of the Special Committee, met with representatives of the Company’s largest Public Shareholders to solicit their support for the merger.

On April 13, 2021, the CRM Parties issued a supplemental presentation, and on April 14, 2021, the Company issued an additional presentation.

On April 15, 2021, the Company issued a press release announcing that the Iowa Insurance Division had completed its review of the proposed transaction with Parent and had informed Parent that it would not require Parent to file a ‘Form A Statement Regarding the Acquisition of, Control of, or Merger with a Domestic Insurer’ in connection with the proposed transaction.

On April 16, 2021, ISS’s report was released, which recommended that the shareholders of the Company vote against the proposal to adopt the Original Merger Agreement at the special meeting of shareholders.

In response to the Merger Litigation, on April 19, 2021, the Company filed supplemental disclosures. Nothing therein should be deemed an admission of the legal necessity or materiality of the disclosures set forth therein. The Company specifically denies all allegations in the complaints described above that any additional disclosure was or is required.

Also on April 19, 2021, proxy advisory firm Glass Lewis issued a report which recommended that shareholders of the Company vote in favor of the proposal to adopt the Original Merger Agreement at the special meeting of shareholders.

On April 20, 2021, the Special Committee delivered an open letter to the Company’s shareholders refuting certain conclusions included in the report issued by ISS, and on April 22, 2021, the Company filed a presentation with the SEC responding to the report issued by ISS. On April 23, 2021, the CRM Parties issued a letter to the Special Committee, urging it to negotiate with Parent for a higher price in connection with the merger.

On April 27, 2021 the Company issued a press release announcing that it had received the necessary approvals from the Financial Industry Regulatory Authority in connection with the proposed transaction, and that the proposed transaction had received all regulatory approvals required for closing.

Also on April 27, 2021, the Company issued a press release announcing that proxy advisory firm Egan-Jones joined Glass Lewis in recommending that the Company shareholders vote in favor of the transaction.

On April 28, 2021, based on a preliminary assessment of proxies received by Okapi Partners, LLC, the Company’s proxy solicitor, it appeared that the affirmative vote of at least a majority of all outstanding common shares held by the Public Shareholders had not been obtained. However, the Company did obtain shareholder support to adjourn the special meeting to allow for additional time to solicit proxies for the proposal to approve the Original Merger Agreement. Later on April 28, 2021 in accordance with the terms of the Original Merger Agreement, Parent delivered a notice to the Company requesting that the special meeting be adjourned until May 21, 2021.

The Company convened the special meeting on April 29, 2021 and informed the attendees of Parent’s request for an adjournment. Following a vote of the majority of shares present in person or by proxy at the meeting, the special meeting was adjourned until May 21, 2021.

Subsequently, on April 29, 2021, IFBF, Parent and the CRM Parties entered into a Confidentiality Agreement, and thereafter, representatives of Goldman Sachs engaged in discussions with representatives of advisors to the CRM Parties in order to discuss the possibility of the CRM Parties supporting an amended transaction.

On April 29, 2021, representatives of Skadden delivered an initial draft of the Amendment and the Rollover Agreement Amendment to representatives of Sidley relating to the potential increase in the merger consideration, which, among other things, (i) decreased the maximum percentage of common shares that could exercise appraisal rights with respect to satisfying a condition precedent to the consummation of the merger from 7% to 5% and (ii) provided that the Company would reimburse Parent for certain expenses if the Amended Merger Agreement is terminated by Parent or the Company because the requisite shareholder vote is not obtained.

Later on April 29, 2021, representatives of Company management and representatives of Barclays Capital Inc. (“Barclays”), independent financial advisor to the Special Committee, discussed the Company’s projected first quarter 2021 financial results. Based on such anticipated results, Company management advised representatives of Barclays that it would increase the 2021 earnings projections found in the Company’s 2021 – 2023 plan by $3 million to reflect the first quarter outperformance as compared to the plan, resulting in a $0.13 increase in 2021 earnings per share. Company management made no changes to the 2022 and 2023 projections and did not have any additional changes to the 2021 projection.

Over the course of April 29, 2021 and April 30, 2021, representatives of Skadden and Sidley engaged in discussions regarding the Amendment and the Rollover Agreement Amendment, and representatives of Skadden indicated that the proposed terms of the Amendment were to be taken together and indispensable with the proposed increase in merger consideration, and therefore not subject to further negotiation.

Representatives of Goldman Sachs presented an increase in price to $61.00 per share in cash to each of representatives of Barclays and representatives of advisors to the CRM Parties. At the request of the Special Committee, representatives of Barclays engaged with representatives of Goldman Sachs requesting that IFBF and Parent increase their revised per share offer price. In response to Barclays, representatives of Goldman Sachs indicated that the $61.00 per share in cash was IFBF’s and Parent’s best and final offer.

Representatives of the Special Committee indicated to representatives of Parent that the Company would be willing to reimburse certain documented, out-of-pocket expenses of the CRM Parties, subject to a cap.

On May 1, 2021, the Special Committee convened a meeting with representatives of Barclays and representatives of Sidley. At the request of the Special Committee, representatives of Sidley described the proposed terms of the Amendment and the Rollover Agreement Amendment. Representatives of Barclays confirmed to the Special Committee that Barclays was still without conflicts in its representation of the Special Committee, and subsequently delivered Barclays’ oral opinion to the Special Committee, which was subsequently confirmed in a written opinion dated May 2, 2021, that, subject to the assumptions, qualifications and limitations set forth in such opinion and as of the date thereof, from a financial point of view, the merger consideration to be offered to the Company’s Public Shareholders was fair to such shareholders. Thereafter, acting with the advice and assistance of its independent legal and financial advisors, the Special Committee determined that the Amendment is fair to, advisable and in the best interests of the Company and the Public Shareholders and approved and adopted the Amendment. The Special Committee unanimously recommended to the Board that the Board (i) determine that entry into the Amendment is fair to, advisable and in the best interests of the Company and the Public Shareholders; (ii) determine that it is advisable that the Company enter into and perform its obligations under the Amendment and take the additional actions described therein; and (iii) approve and adopt the Amendment.

On May 2, 2021, representatives of Skadden provided representatives of the CRM Parties’ legal counsel and representatives of Sidley with a draft Cooperation and Support Agreement, which the parties negotiated throughout the day. In the course of these negotiations, representatives of Skadden indicated to representatives of the CRM Parties’ legal counsel that the Special Committee had indicated it would support an agreement wherein the Company would reimburse certain documented, out-of-pocket expenses of the CRM Parties, subject to a cap.

Also on May 2, 2021, based in part on the unanimous recommendation of the Special Committee, as well as on the basis of the other factors described in the Definitive Proxy Statement, and this Supplement, the Board on behalf of the Company unanimously (i) determined that the Amendment is fair, advisable and in the best interests of the Company and the Public Stockholders; (ii) approved the Amendment; and (iii) resolved to recommend shareholders adopt the Amended Merger Agreement. Thereafter, the Special Committee convened a meeting with representatives of Sidley during which the terms of the Cooperation and Support Agreement were described to the Special Committee by representatives of Sidley. Following such deliberation, the Special Committee authorized the Company to reimburse certain expenses of the CRM Parties, as further set forth in the Cooperation and Support Agreement.

Late in the evening of May 2, 2021, (i) Parent, Merger Sub and the Company executed and delivered the Amendment, (ii) Parent, Merger Sub and IFBF executed and delivered the Rollover Agreement Amendment and (iii) the Company, Parent, IFBF and the CRM Parties executed and delivered the Cooperation and Support Agreement. Pursuant to the Cooperation and Support Agreement, the CRM Parties agreed to vote in favor of the Amended Merger Agreement and withdraw its proxy solicitation against the merger.

On the morning of May 3, 2021, the Company issued a press release announcing the entry into the Amendment, Rollover Agreement Amendment and Cooperation and Support Agreement, and IFBF and Parent filed an amendment to their jointly-filed Schedule 13D.

REASONS FOR THE MERGER; RECOMMENDATION OF THE SPECIAL COMMITTEE; RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

The following information supplements the existing disclosures contained under the heading “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 30 of the Definitive Proxy Statement.

On May 1, 2021, the Special Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the terms and conditions of the Amendment, and determined that the Amendment is fair to, advisable and in the best interests of the Company and the Public Shareholders and approved and adopted the Amendment. The Special Committee unanimously recommended to the Board that the Board (i) determine that entry into the Amendment is fair to, advisable and in the best interests of the Company and the Public Shareholders; (ii) determine that it is advisable that the Company enter into and perform its obligations under the Amendment and take the additional actions described therein; and (iii) approve and adopt the Amendment.

In reaching its decision to approve the merger, the Amended Merger Agreement and the other transactions contemplated by the Amended Merger Agreement, the Special Committee considered the matters described in “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” as set forth in the Definitive Proxy Statement. The Special Committee also considered a number of additional factors in connection with the Amendment, including the following:

•	the increase in per share merger consideration to $61.00 per share in cash from $56.00 per share in cash, representing a premium of approximately 63.8% over the closing price of the common shares of $37.25 on September 3, 2020 (the unaffected share price prior to the public announcement of the Initial Proposal) (compared to a 50.3% premium relative to the original merger consideration of $56.00 per share), approximately 69.5% over the volume weighted average price (VWAP) of the common shares for the three-month period prior to the public announcement of the initial proposal (compared to a 55.7% premium relative to the original merger consideration of $56.00 per share), and approximately 71.8% over the closing price of the common shares one month prior to the public announcement of the initial proposal (compared to 57.7% premium relative to the original merger consideration of $56.00 per share);

•	the potential risks to the Company of continuing to have publicly traded common shares and the potential risk of a declining common share price;

•	the fact that none of the Company, Parent, the Special Committee or any of the Special Committee’s independent legal and financial advisors had received any inquiries from third parties related to potential alternative acquisition proposals from the time of the initial proposal in September 2020, a period of almost eight months; and

•	the oral opinion delivered by Barclays to the Special Committee, which was subsequently confirmed by a written opinion dated May 2, 2021, that, subject to the assumptions, qualifications and limitations set forth in such opinion and as of the date thereof, the merger consideration of $61.00 per common share was fair, from a financial point of view, to the Public Shareholders, as more fully described below.

In the course of reaching its determinations and making its recommendations, the Special Committee also considered certain countervailing factors concerning the Amended Merger Agreement and the merger, including the increased termination fee and Parent reimbursement of expenses in certain circumstances.

Recommendation of the Board of Directors of the Company

On May 3, 2021, based in part on the unanimous recommendation of the Special Committee, as well as on the basis of the other factors described in the Definitive Proxy Statement, and this Supplement, the Board on behalf of the Company unanimously:

•	determined that the Amendment is fair to, advisable and in the best interests of the Company and the Public Shareholders;

•	approved the Amendment; and

•	resolved to recommend that shareholders adopt the Amended Merger Agreement.

UPDATE TO OPINION OF BARCLAYS

The following information supplements the existing disclosures contained under the heading “Special Factors—Opinion of Barclays” beginning on page 34 of the Definitive Proxy Statement as follows:

The Special Committee announced that it had engaged Barclays to act as its financial advisor with respect to a possible sale of the Company on October 13, 2020. On January 10, 2021, at a meeting of the Special Committee, in connection with the execution of the Original Merger Agreement, Barclays delivered its oral opinion to the Special Committee, which was subsequently confirmed in a written opinion dated January 11, 2021, that, subject to the assumptions, qualifications and limitations set forth in such opinion and as of the date thereof, from a financial point of view, the merger consideration to be offered to the Company’s Public Shareholders was fair to such shareholders. At the May 1, 2021 meeting of the Special Committee, in connection with the execution of the Amendment, Barclays delivered its oral opinion to the Special Committee, which was subsequently confirmed in a written opinion dated May 2, 2021, that, subject to the assumptions, qualifications and limitations set forth in such opinion and as of the date thereof, from a financial point of view, the merger consideration to be offered to the Company’s Public Shareholders was fair to such shareholders.

The full text of Barclays’ written opinion, dated as of May 2, 2021, is attached as Annex C to this Supplement and incorporated herein by reference. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion, dated May 2, 2021, and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Special Committee, addresses only the fairness, from a financial point of view, of the merger consideration to be offered to the Public Shareholders and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the proposed transaction. The terms of the proposed transaction were determined through arm’s length negotiations between the Company and Parent and were unanimously approved by the Board (following the recommendation of the Special Committee). Barclays did not recommend any specific form of consideration to the Company or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the proposed transaction or the likelihood of consummation of the proposed transaction. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the merger consideration to be offered to the Public Shareholders in the proposed transaction. Barclays’ opinion does not address the relative merits of the proposed transaction as compared to any other transaction or business strategy in which the Company might engage. No limitations were imposed by the Special Committee upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays reviewed and analyzed:

•	The Original Merger Agreement, dated as of January 11, 2021, as amended on May 2, 2021, and the specific terms of the proposed transaction;

•	publicly available information concerning the Company that Barclays believed to be relevant to its analysis, including the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2019 and 2020 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020;

•	financial and operating information with respect to the business, operations and prospects of the Company furnished to Barclays by the Company, including the financial projections of the Company prepared by management of the Company, including the Special Committee projections and guidance from management of the Company with respect to the Company’s expense base;

•	a trading history of the common shares from November 15, 2019 to April 30, 2021 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

•	a comparison of the historical financial results and present financial condition of the Company with those of other companies that Barclays deemed relevant;

•	a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Barclays deemed relevant;

•	published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; and

•	the Milliman Report.

In addition, Barclays had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as it deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information) and further relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Barclays assumed no responsibility for and it expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals (other than the Milliman Report) of the assets or liabilities of the Company. At the request of the Special Committee, Barclays used information contained in the Milliman Report and did not assume responsibility for independently verifying, and did not independently verify, any such information. Barclays is not an actuary; its services did not include any actuarial determination or evaluation by Barclays or any attempt to evaluate actuarial assumptions. Barclays relied on the Company with respect to the appropriateness and adequacy of the actuarial assumptions used by the Company in connection with the financial projections of the Company. In addition, the Special Committee did not authorize Barclays to solicit, and Barclays did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, April 30, 2021. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after April 30, 2021.

Barclays assumed the accuracy of the representations and warranties contained in the Original Merger Agreement and all agreements related thereto. Barclays also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the proposed transaction will be obtained within the constraints contemplated by the Amended Merger Agreement and that the proposed transaction will be consummated in accordance with the terms of the Amended Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor does Barclays' opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that the Company has obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of the Company’s common stock but rather made its determination as to fairness, from a financial point of view, to the Public Shareholders of the merger consideration to be offered to such holders in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the proposed transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Special Committee. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion.

In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company or any other parties to the proposed transaction. No company, business or transaction considered in Barclays’ analyses and reviews is identical to the Company, Parent, Merger Sub or the proposed transaction, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of the Company, Parent, IFBF, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuation resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, business or securities businesses may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

Certain financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.

The full text of the analyses presented by Barclays to the Special Committee on May 1, 2021, which sets forth assumptions made in connection with the analyses used in its opinion, have been filed as Exhibits to the Schedule 13E-3 of which this Supplement forms a part filed with the SEC in connection with the transactions contemplated by the Amended Merger Agreement and are incorporated herein by reference. The Schedule 13E-3, including the analyses presented by Barclays to the Special Committee may be examined at, and copies may be obtained from, the SEC in the manner described under “— Where You Can Find Additional Information.”

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to the Company with selected companies that Barclays, based on its experience with the insurance industry, deemed comparable to the Company. Although none of the following companies is identical to the Company, Barclays selected these companies because they have publicly traded equity securities and were deemed to be comparable to the Company because of similarities to the Company in one or more business, operating, regional or end-market characteristics.

The selected comparable protection insurance companies were:

•	Globe Life Inc.

•	Primerica, Inc.

•	CNO Financial Group Inc.

The selected comparable annuity insurance companies were:

•	Athene Holding Ltd.

•	American Equity Investment Life Holding Company

Barclays calculated and compared various financial multiples and ratios of the Company and the selected comparable companies. As part of its selected comparable companies analysis, Barclays calculated and analyzed each company’s ratio of its current share price to its projected earnings per share (“EPS”, and such ratio, a price/earnings or “P/E” ratio), book value (“BV”), BV excluding accumulated other comprehensive income (“AOCI”) and tangible book value (“TBV”) excluding AOCI, as well as each company’s operating return on average equity (“ROAE”), annual dividend yield and annual dividend payout. All of these calculations were performed and based on publicly available financial data (including Wall Street research estimates and FactSet) and closing prices as of April 30, 2021, the last trading date prior to the delivery of Barclays’ opinion. The following table summarizes the results of these calculations ($ in millions, except per share data):

Selected Comparable Companies	Price 4/30/21	Market Value	2021E EPS	Price / BV	Price / BV (ex-AOCI)	Price / TBV (ex-AOCI)	Operating ROAE (2021E)	Annual Dividend Yield	Annual Dividend Payout
Globe Life Inc.	$102.49	$10,594	13.9x	1.21x	1.85x	2.01x	12.1%	0.7%	10.8%
Primerica, Inc.	$159.77	$6,297	14.4x	3.42x	3.68x	3.78x	23.5%	1.0%	16.7%
CNO Financial Group Inc.	$25.53	$3,377	12.2x	0.63x	1.05x	NA	5.4%	1.9%	14.3%
Athene Holding Ltd.	$59.67	$11,440	7.4x	0.70x	0.93x	0.93x	12.3%	0.0%	0.0%
American Equity Investment	$30.98	$2,965	9.3x	0.5x	0.86x	0.86x	7.1%	1.0%	4.6%

Because no selected comparable company is exactly the same as the Company, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable companies analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, sector overlaps, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the selected comparable companies analysis. Based upon these judgments, Barclays established a selected range by using a 60% / 40% protection / annuity weighting method due to the substantial differences between the protection and annuity peer trading multiples. Barclays applied the 60% weighting to a multiple range of 12.5x – 14.5x and the 40% weighting to a multiple range of 7.5x – 9.5x. This methodology resulted in a range of 10.5x – 12.5x multiples of estimated calendar year 2021 EPS. Based on the Company’s anticipated Q1 2021 financial results, Company management advised Barclays that it would increase the 2021 earnings projections found in the Company’s 2021 – 2023 plan by $3 million to reflect the Q1 outperformance as compared to the plan, resulting in a $0.13 increase in estimated 2021 EPS (3.3% increase from the original plan). Company management made no changes to the 2022 and 2023 projections. Barclays applied the selected range to the Company’s revised projections to calculate a range of implied prices per share of the Company. The following table summarizes the results of these calculations:

	Representative Range	Implied Value per Common Share
Price / 2021E EPS	9.0x – 10.5x	$42.95 - $51.13

Barclays noted that, on the basis of its selected comparable companies analysis, and using the Company’s estimated 2021 calendar year EPS, the merger consideration of $61.00 per share was above the range of implied values per share.

Sum of the Parts Valuation Analysis

Barclays conducted a sum-of-the-parts valuation analysis to calculate the equity value of components of the Company’s business (including values for its three segments: (i) Annuity, (ii) Life, and (iii) Corporate and Wealth Management) on a standalone basis.

In addition to the adjustment to the 2021 estimated earnings as described above, Barclays made adjustments to the 2021 estimated earnings of the Company’s Annuity and Life segments to reflect the theoretical distribution of capital held above a 425% risk based capital (“RBC”) ratio. Barclays assumed distributed capital would result in lost earnings at a 3.0% pre-tax cost of capital for each dollar distributed ($4.3 million of pre-tax lost earnings). Barclays allocated lost earnings to each of the Annuity and Life segments based on the Company’s current allocation of Generally Accepted Accounting Principles (“GAAP”) equity. At a 425% RBC ratio, $146.1 million of excess capital is available, which Barclays valued dollar-for-dollar for the purposes of the sum-of-the-parts valuation.

The estimated earnings used by Barclays are consistent with the Company’s 2021 plan earnings on a standalone basis, as adjusted as described above. For the purposes of its financial analysis, Barclays adjusted the Life and Annuity earnings for the removal of excess capital above 425% RBC at a 3.0% pre-tax cost of capital, and added back the net loss attributable to the Corporate and Wealth Management segment to analyze the business separately. Barclays selected a 12.5x – 14.5x multiple range of calendar year 2021 estimated earnings for the Company’s adjusted Life business and a 7.5x – 9.5x multiple range of calendar year 2021 estimated earnings for the Company’s adjusted Annuity business, which, in each case, was derived by analyzing the results of the selected comparable companies analysis described above and based on Barclays’ professional judgment and experience. Barclays selected a blended valuation range of 10.5x – 12.5x multiples, representing a 60% / 40% protection / annuity weighting method to value the Corporate and Wealth Management segment earnings, which Barclays adjusted to remove the losses associated with the wealth management business. Barclays ascribed a value of zero dollars to the wealth management business for the purposes of the sum-of-the-parts valuation.

Barclays assumed 24,565,237 fully diluted shares as of April 30, 2021, a number provided by Company management, to calculate a range of implied prices per share of the Company. The following table summarizes the results of these calculations:

	Representative Range	Implied Valuation
		Total ($mm)	EPS
Annuity	7.5x – 9.5x	$316.0 - $400.3	$12.86 - $16.29
Protection	12.5x – 14.5x	$617.2 - $715.9	$25.12 - $29.14
Corporate and Wealth Mgmt.	10.5x – 12.5x	$109.2 - $130.0	$4.44 - $5.29
Total Segment Value		$1,042.4 - $1,246.2	$42.43 - $50.73
Excess Capital		$146.1 - $146.1	$5.95 - $5.95
Total Valuation		$1,188.4 - $1,392.3	$48.38 - $56.68

Barclays noted that, on the basis of the sum-of-the-parts valuation analysis, the merger consideration of $61.00 per share was above the range of implied values per share calculated using the Company’s projections.

Price / Book vs. ROE Regression

Barclays also conducted a price / BV vs. return on equity (“ROE”) regression analysis by analyzing the results of the selected comparable companies analysis described above. Taking into account Barclays’ professional judgment and experience, Barclays selected 1.16x – 1.43x multiples of price to BV excluding AOCI, with the low end based on the Company’s unaffected share price of $37.25 as of the close on September 3, 2020 (the “Unaffected Price”) multiplied by average peer appreciation since September 3, 2020 divided by BV excluding AOCI as of December 31, 2020 and the high end based on the regression including all peers except Primerica, Inc. Barclays made the decision to exclude Primerica, Inc. from the regression analysis given the differences between its business model and that of the Company (and the fact that such differences result in Primerica having a materially higher ROE than that of the rest of the selected comparable companies). Inputs of the Company were based on the Company’s cost of equity, calculated using its current capital structure and 2021 ROE from the Company’s projections. In this analysis, the Company’s BV per share excluding AOCI is $45.16 as of December 31, 2020, the most recently publicly available figure as of the date of Barclays’ opinion. The following table summarizes the results of these calculations:

	Representative Range	Implied Value per Share of the Company’s common stock
P / BV ex. AOCI	1.16x – 1.43x	$52.39 - $64.58

Barclays noted that on the basis of the price / BV vs. ROE regression analysis, the merger consideration of $61.00 per share is within the range of implied values per share calculated using the Company’s projections.

Selected Precedent Life Insurance Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected life insurance precedent transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, (i) the fact that these transactions were publicly announced during the COVID-19 pandemic and (ii) the similarity of the applicable target companies in the selected transactions to the Company with respect to their insurance focus, consideration mix, transaction size, operating margins, revenue growth and other characteristics of their businesses.

For each of these selected precedent life insurance transactions, using publicly available information, Barclays calculated and analyzed multiples of price to BV excluding AOCI represented by the prices paid in such selected transactions. The following table sets forth the transactions analyzed based on such characteristics, the date each transaction was announced and the multiple of price to BV ex. AOCI (“P/BV ex. AOCI”) paid by the acquiror in each transaction:

Selected Precedent Life Insurance Transactions

Announcement Date	Acquiror	Target	P / BV ex. AOCI
March 8, 2021	Apollo Global Management, Inc.	Athene Holding Ltd	1.00x
January 27, 2021	Massachusetts Mutual Life Insurance Company	Great American Life Insurance Company	1.25x
September 8, 2020	Athene Holding Ltd. and Massachusetts Mutual Life Insurance Company	American Equity Investment Life Holding Company[1]	1.25x
July 8, 2020	KKR & Co. Inc.	Global Atlantic Financial Group Limited	1.00x

The reasons for and the circumstances surrounding each of the selected precedent life transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent life insurance transactions analysis. Based upon the multiples for the precedent transactions set forth above, which range Barclays determined on the basis of its professional judgment and experience in the industry, Barclays selected a range of 1.00x to 1.25x multiples of P/BV ex. AOCI. The following table summarizes the results of these calculations using the Company’s P/BV ex. AOCI as of December 31, 2020, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020:

	Representative Range	Implied Value per Share of the Company’s common stock
P / BV ex. AOCI	1.00x – 1.25x	$45.16 - $56.45

1 American Equity Investment Life Holding Company (“AEL”) received an unsolicited bid on September 8, 2020 from Athene Holding Ltd. and Massachusetts Mutual Life Insurance Company to acquire all outstanding common shares. AEL ultimately rejected the offer and elected to pursue an independent path, including a partnership with Brookfield, including a 19.9% investment at $37.00 per share.

Barclays noted that on the basis of the selected precedent life insurance transactions analysis, the merger consideration of $61.00 per share is above the range of implied values per share calculated using the Company’s projections.

Dividend Discount Analysis

Barclays performed a dividend discount analysis on the Company using the Company’s projections and certain publicly available information, which was used as a basis for discount rates and a terminal value range. The terminal value range for the analysis is $841 million to $1,077 million. In its calculation and analysis, Barclays used the Company’s projected dividends for 2021 to 2023 to calculate a present value of that cash flow assuming a 9.0% – 11.0% cost of capital range, using the capital asset pricing model and assuming a perpetual growth rate of 2%. These models were developed on the basis of Barclays’ professional judgment and experience in the industry as well as the Company’s projected growth profile from the Company’s management plan.

For purposes of its dividend discount analysis, Barclays assumed that, at the end of 2023, the Company’s projected capital above a 425% RBC ratio would be distributed in the form of a dividend. The present value of that one-time dividend was determined using a discount rate reflecting the assumed 9.0% – 11.0% cost of capital range.

After valuing the one-time dividend and the projected dividends over the explicit forecast period, the remaining projected GAAP equity of the Company was valued using a terminal value valuation approach. Barclays calculated the terminal value multiple range by using the Gordon Growth Model for financial institutions, which is derived as (levered ROE – perpetual growth rate) / (cost of equity – perpetual growth rate). For purposes of this analysis Barclays assumed a 2% perpetual growth rate and a cost of equity range of 9.0% – 11.0%.

Barclays used a levered ROE of 10.5% for 2023, which was calculated by adjusting the Company’s projected ROE for the dividend of excess capital as outlined in the previous paragraph and adding back $1.7 million in pre-tax savings from the wealth management business. Barclays calculated a terminal multiple range of 0.94x – 1.21x using the Gordon Growth Model, which was then applied to the Company’s estimated 2023 GAAP equity (excluding AOCI, $3 million of preferred stock and the previously described dividend) of $876 million. This dividend discount analysis resulted in a range of implied present values per common share of $37.58 - $47.08.

Barclays noted that, on the basis of the dividend discount analysis, the merger consideration of $61.00 per share is above the range of implied values per share calculated using the Company’s projections.

Appraisal Valuation Bridge Analysis

At the request and direction of the Special Committee, Barclays supplemented the valuation range from the Milliman Report with adjustments for the remaining portions of the Company’s business not included in the Milliman Report based on projections or other information provided by management. Barclays relied on the accuracy and completeness of the information contained in the Milliman Report and did not assume responsibility for any such information or for any independent verification of such information.

The Milliman Report includes the value of Farm Bureau Life Insurance Company and insurance subsidiaries as of September 30, 2020 at discount rates ranging from 7.0% to 10.0%. The total actuarial value at the selected discount rate range is $1,483 - $1,153 million. Barclays added to the valuation range from the Milliman Report certain topside adjustments for the Company’s non-insurance operations, including its leasing, investment management and financial services businesses. The value of Company’s leasing business is based on $0.6 million of pre-tax earnings in 2021, tax effected at 21%, and assuming a 2% perpetual growth rate. The value of third party investment management business is based on $0.1 million of pre-tax earnings in 2021, tax effected at 21% and assuming a 2% perpetual growth rate. The value of investment management fees paid by Parent’s subsidiaries to FBL Financial Services, Inc. is based on $3.0 million of pre-tax income, tax effected at 21%, and assuming a 2% perpetual growth rate. Additionally, Barclays attributed no value to the Company’s wealth management segment, consistent with the other valuation analyses. The Company’s 2021-2023 plan had the segment operating at a loss, so rather than applying a multiple or growth model valuation that would have resulted in a negative value, Barclays attributed no value to account for the embedded value of the platform. Barclays also deducted from the valuation range in the Milliman Report certain holding company net losses and noted that holding company net income assumes Farm Bureau Life pays a $6.0 million management fee and Parent pays a $2.0 million management fee to the parent company, which offset $13.5 million of general and administrative expenses for the parent company, further adjusted to reflect $2.5 million of pre-tax public company savings. In its analysis, Barclays utilized discount rates of 7% to 10%, consistent with the discount rates used in the Milliman Report. Barclays also removed the book value of the Company’s trust preferred securities from the value and added the value of certain holding company net assets. In aggregate, these adjustments result in an implied valuation of the Company that is less than the valuation produced by the Milliman Report by an amount ranging from $60 million (at a 7% discount rate) to $64 million (at a 10% discount rate). Barclays utilized the number of fully diluted shares of the Company as of April 30,2021 to calculate a range of implied per share equity values for the Company of $44.24 to $52.15 excluding the value of new business from the Milliman Report and $44.33 - $57.93 including the value of new business from the Milliman Report.

Barclays noted that, on the basis of the appraisal valuation bridge analysis, the merger consideration of $61.00 per share is above both the range of implied values per share calculated using the Milliman Report excluding the value of new business with Barclays’ topside adjustments and the range of implied values per share calculated using the Milliman Report including the value of new business with Barclays’ topside adjustments.

Other Factors

Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, selected precedent transactions, trading history and analyst price targets, each described below.

Selected Precedent Buy-in Transaction Analysis

In order to assess the premium offered to the shareholders of the Company in the proposed transaction relative to the premiums offered to shareholders in other transactions, Barclays reviewed, for informational purposes, the premiums paid in U.S. insurance industry transactions with U.S. public company targets valued above $50 million since January 1, 2006 involving minority buy-ins (defined as a controlling parent acquiring the remaining shares in the public entity) and cash consideration only.

For each of these precedent insurance minority buy-in transactions, Barclays noted the number of price changes and calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s price during the following periods: (i) one trading day prior to announcement, and (ii) 30 calendar days prior to announcement. The following table sets forth the transactions analyzed based on such characteristics and the date each transaction was announced and summarizes the results of this review ($ in millions):

Announce Date	Acquirer Name	Target Name	# of Price Changes	% Change from Initial Offer Price to Final Offer Price	Premium to Pre-Announce Price (1 Day Prior)	Premium to Pre-Announce Price (1 Month Prior)
11/16/2018	Employers Mutual Casualty	EMC Insurance Group	1.0	20.0%	50.1%	49.0%
1/9/2018	Stone Point Capital	Amtrust Financial Services	2.0	20.4%	45.5%	46.3%
3/7/2016	American Financial Group Inc.	National Interstate Corp	2.0	6.7%	41.5%	37.4%
11/1/2010	CNA	CNA Surety Corp.	1.0	20.7%	37.9%	46.9%
9/8/2009	Fairfax Financial Holdings Ltd.	Odyssey Re Holdings Corp.	1.0	8.3%	29.8%	39.7%
10/27/2008	Loews	CNA Financial Corp.	NA	NA	NA	NA
3/10/2008	Nationwide Mutual Insurance Co.	Nationwide Financial Services Inc.	1.0	10.7%	37.8%	24.3%
7/17/2007	Alfa Mutual Insurance Co.	Alfa Corp.	1.0	25.0%	44.7%	29.8%
2/23/2007	American Financial Group Inc.	Great American Financial Resources Inc.	1.0	4.3%	13.0%	11.4%
1/24/2007	American International Group Inc. - AIG	21st Century Insurance Group	1.0	11.4%	34.6%	24.9%
Median (ex. the Company)			1.0	11.4%	37.9%	37.4%
Average (ex. the Company)			1.2	14.2%	37.2%	34.4%

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the proposed transaction which would affect the acquisition values of the target companies and the Company. Based upon these judgments, Barclays selected a range of 35% to 40% increase to the closing price of the common shares on September 3, 2020, a range of 32% to 37% increase to the closing price of the common shares on August 5, 2020, and a range of 10% to 15% increase to the initial offer price announced on September 4, 2020, to calculate a range of implied prices per share of the Company. The following table summarizes the results of these calculations:

	Representative Range	Implied Value per Share of the Company’s common stock
Premium to 1-Day Prior Closing Share Price	35% - 40%	$50.29 - $52.15
Premium to 30-Day Prior Closing Share Price	32% - 37%	$46.86 - $48.64
2nd Offer Improvement	10 - 15%	$51.70 - $54.05

Barclays noted that, on the basis of the transaction premium analysis, the merger consideration of $61.00 per share was above the range of implied values per share calculated using the closing price of the Company’s on September 3, 2020 and August 5, 2020 and the initial offer price of $47.00 per share.

Trading History

To illustrate the trend in the historical trading prices of the common shares, Barclays considered, for informational purposes, historical data with regard to the trading prices of the common shares. In particular, Barclays noted that for the 52-week period from May 1, 2020 to April 30, 2021 the closing price of the common shares ranged from $33.00 to $57.96 per share, and that the merger consideration of $61.00 per share was above such range.

Barclays also reviewed, for informational purposes, share prices for the Company for the 30 day and 90 day periods ended the last trading day prior to the announcement on September 4, 2020 of Parent’s initial offer for the Company, each of which Barclays refers to as the “pre-offer period,” as well as the 90 day period ended on February 14, 2020, which Barclays refers to as the “pre-COVID period,” including in each case as compared to certain benchmarks, including the Company’s Unaffected Price, the initial offer price ($47.00 per share), the initial merger consideration price ($56.00 per share) and the merger consideration price after giving effect to the Amendment ($61.00 per share).

Analyst Price Targets

Barclays summarized, for informational purposes, analyst views and recommendations on the Company and reviewed, for informational purposes, as of April 30, 2021, the price targets of the common shares published by research analysts associated with various Wall Street firms provided by the Company to Barclays. The research analysts' price target per common share ranged from $58.00 per share to $65.00 per share. The share price targets published by such equity research analysts do not necessarily reflect the current market trading price for the common shares and these estimates are subject to uncertainties, including future financial performance of the Company and future market conditions.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Special Committee selected Barclays because of its familiarity with the Company and the industries in which the Company operates and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to the Special Committee in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, the Company paid Barclays a $1.0 million retainer fee and a fee of $1.0 million upon the delivery of Barclays’ opinion on January 11, 2021. In addition, the Company agreed to pay Barclays, upon the closing of the proposed transaction, a $2.0 million success fee and an incremental success fee of 1% of any aggregate value achieved above the original $47.00 per share offer price, or approximately $1.3 million based on a $61.00 per share offer price. In addition, the Company has agreed to reimburse Barclays for a portion of its expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by the Company and the rendering of Barclays’ opinion. Barclays has performed various investment banking services for the Company in the past (which services were disclosed to the Special Committee prior to May 2, 2021) , and is expected to perform such services in the future, and has received, and is expected to receive, customary fees for such services; however, Barclays has not received investment banking fees from the Company for the period beginning January 1, 2017 through May 2, 2021, excluding any fees received in connection with the proposed transaction. Barclays has not performed investment banking and financial services for Parent or IFBF in the past and has not received investment banking fees from Parent or IFBF for the period beginning January 1, 2017 through May 2, 2021; however, as a full-service financial institution, Barclays may provide investment banking services to Parent or IFBF in the future and receive customary fees for such services.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, Parent and IFBF for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

UPDATE TO INTERESTS OF CERTAIN OF THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

The following disclosures replace the existing disclosures contained under the headings “Treatment of Company Equity Awards” on page 7 of the Definitive Proxy Statement and “Interests of Certain of the Company’s Directors and Executive Officers in the Merger” on page 60 of the Definitive Proxy Statement.

Treatment of Company Equity Awards

Company RSUs

In connection with the merger, the Company RSUs (as defined in the section of the Definitive Proxy Statement entitled “The Treatment of Equity Awards –Company RSUs” beginning on page 85) that are outstanding immediately prior to the effective time of the merger will automatically be cancelled and exchanged for the right of each holder of such Company RSUs to receive, with respect to each restricted stock unit, an amount in cash equal to (i) the per share merger consideration of $61.00, plus (ii) the aggregate sum of any accrued and unpaid cash dividend equivalents attributable to each Company RSU (subject to adjustment, if at all, pursuant to the applicable plans and arrangements governing such Company RSUs) (the “RSU Consideration”). The RSU Consideration will be payable (less applicable withholding taxes), if at all, in accordance with the current vesting and payment conditions that were applicable to the Company RSUs immediately prior to the effective time of the merger. Accordingly and to the extent applicable, a former holder of the above-described, cancelled Company RSUs must remain employed by, or in the service of, the surviving corporation or an affiliate until the applicable vesting date in order to receive the RSU Consideration attributable to the Company RSUs. In addition, with respect to Company RSUs that were subject to a deferral election prior to their cancellation, the RSU Consideration attributable to such Company RSUs will paid in accordance with such election. Therefore, while the merger results in the cancellation of the Company RSUs, the merger will not impact the vesting conditions or the timing of payment with respect to the RSU Consideration attributable to such cancelled Company RSUs.

Company Stock Options and Company Restricted Stock Awards

While the Amended Merger Agreement addresses the merger consideration that is payable with respect to options to purchase common shares (“Company Stock Options”) and awards of restricted common shares (“Company Restricted Stock Awards”), there are no outstanding Company Stock Options or Company Restricted Stock Awards as of the date of this Supplement, nor will any Company Stock Options or Company Restricted Stock Awards be issued after the date of this Supplement. Accordingly, as of the effective time of the merger, there will be no merger consideration attributable to Company Stock Options or Company Restricted Stock Awards.

Company Surplus Units

The Company has awarded cash-settled restricted surplus units that have a value measured by the change in surplus of Parent (the “Company Surplus Units”). While the Company Surplus Units are part of the Company’s overall long-term incentive compensation program, the Company Surplus Units do not constitute equity based compensation arrangements of the Company (thus, the Company Surplus Units are described in this Supplement solely for the sake of completeness). Therefore, the merger will have no impact on outstanding Company Surplus Units and all such awards will continue to be subject to the same terms and conditions as had applied immediately prior to the effective time of the merger.

Interests of Certain of the Company’s Directors and Executive Officers in the Merger

When considering the proposal to adopt the Amended Merger Agreement, you should be aware that the Company’s directors and executive officers have certain interests in the merger that may be in addition to, or different from, the interests of the Company’s shareholders generally. While none of the Company’s directors or executive officers are receiving new awards or accelerated rights under existing awards, such individuals are holders of Company RSUs, which will be impacted in the manner described above in the section of this Supplement entitled “Treatment of Company Equity Awards” on page S-23. In addition, while the Company’s severance policy is discretionary and does not provide enhanced benefits after a change in control, the Company would typically pay severance to any executive offer that may be terminated without cause following the merger. While no such terminations are currently expected, severance amounts are nonetheless described herein.

The members of the Special Committee were aware of these interests and considered them at the time they recommended that the Board approve, adopt and declare advisable the Amended Merger Agreement and the members of the Board were aware of these interests and considered them at the time they approved the Amended Merger Agreement and in making their recommendation that the Company’s shareholders approve the merger. These interests are discussed below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	The relevant price per share of the Company’s common shares is $61.00, which is the price to be paid in connection with the merger;

•	The merger was completed on the effective time, which is assumed to be May 25, 2021; and

•	Each executive officer’s employment was terminated without “cause” immediately following the effective time.

Treatment of Company RSUs

Each of the Company’s directors and executive officers are eligible to receive the RSU Consideration described below in the section of this Supplement entitled “Treatment of Company Equity Awards” on page S-23. The Company RSUs are not subject to accelerated vesting upon a change in control of the Company and any unvested Company RSUs would be forfeited upon a termination of employment with the Company other than as a result of death or disability. Company RSUs held by directors are vested at the time of grant.

The table below shows the number of Company RSUs held by the Company’s executive officers as of the date of this Supplement.

Name	Number of Unvested Company RSUs	Cash Value of Accrued and Unpaid Dividend Equivalents with respect to Unvested Company RSUs	Number of Stock-Settled Company RSUs Subject to Deferral	Number of Cash-Settled Company RSUs Subject to Deferral	Total Cash Value (1)
Daniel D. Pitcher	11,013	$40,414.86	─	─	$712,207.86
Donald Seibel	6,914	$31,323.10	9,070.36	1,941.60	$1,124,806.66
Anthony Aldridge	993	$4,488.50	─	─	$65,061.50
Kelli A. Eddy	3,216	$6,680.82	─	─	$202,856.82
Lori K. Geadelmann	4,620	$19,082.58	1,729.74	─	$406,416.72
Craig D. Hill	3,727	$17,421.08	─	─	$244,768.08
Daniel Koster	1,226	$4,034.04	─	─	$78,820.04
Ronald L. Mead	1,861	$4,447.12	─	─	$117,968.12
Jay W. Seiboldt	2,419	$4,272.86	─	─	$151,831.86
Jeffrey A. Whitehead	2,299	$1,195.48	─	─	$141,434.48

(1)	Reflects the sum of (i) (x) the number of outstanding Company RSUs multiplied by (y) $61.00, plus (ii) the amount of accrued and unpaid dividend equivalents.

The table below shows the number of Company RSUs held by the Company’s non-employee directors as of the date of this Supplement.

Name	Number of Stock-Settled Company RSUs subject to deferral	Number of Cash-Settled Company RSUs subject to deferral	Total Cash Value (1)
Roger K. Brooks	─	9,868.01	$601,948.61
Richard W. Felts	─	3,154.49	$192,423.89
Joe D. Heinrich	─	─	─
Craig D. Hill	─	─	─
Paul A. Juffer	─	4,437.35	$270,678.35
Paul E. Larson	7,665.36	─	$467,586.96
Bryan L. Searle	─	779.52	$47,550.72
Kevin D. Paap	─	─	─
Scott E. VanderWal	─	─	─

(1)	Reflects the product of (x) the number of outstanding Company RSUs multiplied by (y) $61.00.

Treatment of Company Surplus Units

Each of the Company’s executive officers hold Company Surplus Units as described below in the section of this Supplement entitled “Treatment of Company Equity Awards” on page S-23. The Company Surplus Units are not subject to accelerated vesting upon a change in control of the Company and any unvested Company Surplus Units would be forfeited upon a termination of employment with the Company without cause.

The table below shows the number of Company Surplus Units held by the Company’s executive officers as of the date of this Supplement.

Name	Company Surplus Units
Daniel D. Pitcher	6,442
Donald Seibel	4,155
Anthony Aldridge	598
Kelli A. Eddy	1,769
Lori K. Geadelmann	2,747
Craig D. Hill	─
Daniel Koster	720
Ronald L. Mead	1,078
Jay W. Seiboldt	1,385
Jeffrey A. Whitehead	1,288

Payments upon Termination of Employment

The Company maintains a discretionary severance policy which generally provides between six and twelve months of base salary upon termination of employment without cause. Payments under the policy are not enhanced upon a change in control of the Company.

In addition, regardless of the manner in which employment terminates, certain executive officers remain entitled to receive certain amounts earned during the term of employment. Such amounts would include: (i) base salary to the termination date, (ii) accrued and vested retirement plan amounts and (iii) vested amounts under the Company’s non-qualified deferred compensation program.

Estimated severance payments for the Company’s executive officers are contained in the table below.

Name	Number of Months of Base Salary	Estimated Severance
Daniel D. Pitcher	12	$740,000
Donald Seibel	12	$444,461
Anthony Aldridge	6	$138,391
Kelli A. Eddy	6	$153,818
Lori K. Geadelmann	12	$309,288
Craig D. Hill (1)	─	─
Daniel Koster	12	$260,000
Ronald L. Mead	12	$327,540
Jay W. Seiboldt	12	$334,750
Jeffrey A. Whitehead	6	$198,120

(1)	Mr. Hill does not receive a base salary from the Company.

FBL Financial Group, Inc. Special Meeting of Shareholders May 21, 2021 at 10:00 a.m. Central Time PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FBL FINANCIAL GROUP, INC. The undersigned shareholder(s) of FBL Financial Group, Inc. an Iowa corporation (“FBL” or “the Company”), hereby appoint(s) Donald J. Seibel and Lori K. Geadelmann, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Special Meeting of the Shareholders of FBL to be held at FBL Financial Group, Inc. Corporate Headquarters, 5400 University Avenue, West Des Moines, IA 50266, on May 21, 2021, at 10:00 a.m. central time, and any postponement or adjournment thereof (the “Special Meeting”), to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges prior receipt of the Notice of Special Meeting of Shareholders and of the accompanying Proxy Statement and receipt of this proxy supplement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of Proposals 1, 2 and 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holders on any other matter that may properly come before the Special Meeting or any postponement or adjournment thereof. IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY! CONTINUED AND TO BE SIGNED ON REVERSE SIDE s PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. s Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice, Proxy Statement and Proxy Supplement are available at www.okapivote.com/FBLFinancial.

Please mark vote as in this example: THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE FOLLOWING BOARD PROPOSALS 1, 2 AND 3: 1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 11, 2021, as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger, dated May 2, 2021 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Farm Bureau Property & Casualty Insurance Company, an Iowa domiciled stock property and casualty insurance company (“Parent”), 5400 Merger Sub, Inc., an Iowa corporation and wholly owned subsidiary of Parent, and the Company. FOR AGAINST ABSTAIN 2. To consider and vote on a proposal to approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. FOR AGAINST ABSTAIN 3. To consider and vote on a proposal to approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. FOR AGAINST ABSTAIN Please sign exactly as name appears on the records of FBL and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s). Signature Date Signature (if held jointly) Date PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Proxies submitted by Internet or telephone must be received by 11:59 p.m., Eastern time on May 20, 2021. Vote by Internet • Log on to the Internet and go to www.OkapiVote.com/FBL2021 • Follow the steps outlined on the secure website. Vote by Telephone • At NO CHARGE to you, call toll free 877-510-5560 within the USA, US territories & Canada any time on a touch tone telephone.